(d)(3)(B)(ii)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)

		Share Classes
	Adviser	Institutional	R6	Service	Service 2
Voya Balanced Income Portfolio	1.20%	0.60%	N/A	0.85%	1.00%
Term Expires May 1, 2026

Voya Large Cap Value Portfolio
Term Expires May 1, 2017	1.29%	0.69%	0.69%	0.94%	1.09%
Initial Term for Class R6 Expires May 1, 2017

Voya Inflation Protected Bond Plus Portfolio
(formerly¸ VY® BlackRock Inflation Protected	1.19%	0.59%	N/A	0.84%	N/A
Bond Portfolio)

Term Expires May 1, 2026

VY® CBRE Real Estate Portfolio	1.35%	0.75%	N/A	1.00%	1.15%
Term Expires May 1, 2015

VY® T. Rowe Price International Stock Portfolio	1.40%	0.80%	0.80%	1.05%	N/A
Term Expires May 1, 2024

Effective Date:	December 6, 2024, to reflect the modification of expense limits for Voya
Inflation Protected Bond Plus Portfolio (formerly¸ VY® BlackRock
Inflation Protected Bond Portfolio), in connection with a sub-adviser change.

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.